UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

________________________________
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  July 16, 2010
________________________________

P.A.M. TRANSPORTATION SERVICES, INC.
 (Exact name of registrant as specified in its charter)

Delaware	0-15057	71-0633135
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

297 West Henri De Tonti, Tontitown, Arkansas 72770
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (479) 361-9111

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of Larry J. Goddard

On July 16, 2010, the Board of Directors (the “Board”) of P.A.M. Transportation Services, Inc. (the “Company”) elected Larry J. Goddard, age 51, as Executive Vice President of the Company. He will serve in this capacity until such time as his successor shall be duly elected and qualified or until his resignation or removal.

Mr. Goddard has served as Vice President of Finance, Chief Financial Officer, Secretary and Treasurer of the Company since 1991. Prior to that date he served in various capacities with the Company and has been with the Company for the past 22 years.

Mr. Goddard’s compensation will remain the same and there are no arrangements or understandings between him and any other person pursuant to which he was elected as Executive Vice President. He is not a party to any transaction with the Company that would require disclosure under Item 404(a) of Regulation S-K.

Election of Lance Stewart

On July 16, 2010, the Board elected Lance Stewart, age 41, as Vice President of Finance, Chief Financial Officer, Secretary and Treasurer of the Company. He will serve in this capacity until such time as his successor shall be duly elected and qualified or until his resignation or removal.

Mr. Stewart has served as Vice President of Accounting and Controller of the Company since 2002. Prior to that date he served in various capacities with the Company and has been with the Company for the past 21 years.

Mr. Stewart’s compensation will remain the same and there are no arrangements or understandings between him and any other person pursuant to which he was elected. He is not a party to any transaction with the Company that would require disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

P.A.M. TRANSPORTATION SERVICES, INC.
(Registrant)

Date: July 16, 2010	By:	/s/ Daniel H. Cushman
Daniel H. Cushman President and Chief Executive Officer